Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2013 FINANCIAL RESULTS

Zeeland, Michigan, January 29, 2014 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2013.
For the fourth quarter of 2013, the Company’s net sales were $326.8 million, up 26% compared with net sales of $260.3 million in the fourth quarter of 2012. For calendar year 2013, the Company’s net sales increased 7% to $1.17 billion compared to $1.10 billion for calendar year 2012.
The gross profit margin in the fourth quarter of 2013 was 39.4%, compared with a gross profit margin of 34.2% in the fourth quarter of 2012, due to improvements in product mix, the impact of the HomeLink® acquisition, the Company’s ability to leverage fixed overhead costs, and purchasing cost reductions, which were partially offset by annual customer price reductions. The gross profit margin for calendar year 2013 was 36.8%, compared with a gross profit margin of 33.9% for calendar year 2012, primarily due to improvements in product mix and purchasing cost reductions, which were partially offset by annual customer price reductions.
Net income for the fourth quarter of 2013 was $69.9 million, up 76% compared with net income of $39.6 million in the fourth quarter of 2012. Net income in calendar year 2013 was $222.9 million, up 32% compared with net income of $168.6 million in calendar year 2012.
Earnings per diluted share in the fourth quarter of 2013 were $0.48, an increase of $0.20 compared with earnings per diluted share of $0.28 in the fourth quarter of 2012. Earnings per diluted share were $1.55 for calendar year 2013 compared with $1.17 for calendar year 2012.
"Gentex is excited by the continuation of the strong improvements in our gross profit margin and continued discipline in our operating expenses over the last several quarters," said Gentex Chairman of the Board, and Chief Executive Officer, Fred Bauer. "These improvements are driven by an overall improvement in the core mirror business, the first full quarter of combined results from the HomeLink acquisition, and HomeLink integration that is running slightly ahead of the Company's original projections," continued Bauer.

Mirror Unit Shipments and Net Sales

Automotive mirror unit shipments in the fourth quarter of 2013 increased 17% compared with the fourth quarter of 2012. Automotive net sales in the fourth quarter of 2013 were $320.3 million, up 26% compared with automotive net sales of $254.6 million in the fourth quarter of 2012. Automotive mirror unit shipments for calendar year 2013 increased 10% compared to calendar year 2012. Automotive net sales for calendar year 2013 were $1.14 billion, up 6% compared with automotive net sales of $1.07 billion in calendar year 2012.
“It’s our directive at Gentex to achieve profitable growth, whether organically or acquired, in spite of challenges like those we faced in 2013, with vehicle production flat to down in Europe, Japan, and Korea,” said Mark Newton, Gentex Senior Vice President, “and we’re doing it, as demonstrated by our growth in sales, the 5.2 percentage point increase in gross profit margin quarter over quarter, and the 2.9 percentage point increase in gross profit margin year over year.  We are expected to manage this growth in spite of challenges, and to do so with sound expense management at the same time, and we’re doing that too," continued Newton.
Other net sales for dimmable aircraft windows and fire protection products, in the fourth quarter of 2013 were $6.5 million, up 12% compared with $5.8 million in the fourth quarter of 2012 and for calendar year 2013 were $27.9 million, up 23% compared with $22.6 million for calendar year 2012.

Future Estimates

The Company’s forecasts for light vehicle production for each of the following periods in 2014 compared with the same periods in 2013 are based on the IHS Automotive January, 2014, forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's January light vehicle production forecast)
(in Millions)
Region	1st Quarter 2014	1st Quarter 2013	% Change	Calendar Year 2014	Calendar Year 2013	% Change
North America	4.27	4.01	6%	16.8	16.2	4%
Europe	5.03	4.82	4%	19.6	19.3	2%
Japan and Korea	3.60	3.34	8%	12.7	13.5	(6)%

Based on the January 2014 IHS production forecast and current forecasted product mix, the Company estimates that net sales in the first quarter of 2014 will increase approximately 20% compared to the first quarter of 2013 and estimates the gross profit margin to be approximately 39%.
The Company also estimates that E, R&D expense for the first quarter of 2014 will increase 10 - 15% compared with E, R&D in the first quarter of 2013. S, G&A expense is estimated to increase 20 - 25% compared with the first quarter of 2013.

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Fourth Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today, January 29, 2014. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2013	2012	% Change	2013	2012	% Change
North American Interior Mirrors	1,961	1,928	2%	7,858	7,726	2%
North American Exterior Mirrors	548	445	23%	2,179	1,736	26%
Total North American Mirror Units	2,509	2,372	6%	10,038	9,462	6%
International Interior Mirrors	2,987	2,414	24%	11,493	10,355	11%
International Exterior Mirrors	1,180	919	28%	4,673	4,015	16%
Total International Mirror Units	4,167	3,333	25%	16,167	14,370	13%
Total Interior Mirrors	4,948	4,342	14%	19,351	18,081	7%
Total Exterior Mirrors	1,728	1,363	27%	6,853	5,751	19%
Total Auto-Dimming Mirror Units	6,676	5,705	17%	26,204	23,832	10%

Note: Percent change and amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months ended December 31,
	2013	2012	2013		2012
Net Sales	$326,769,678	$260,349,122	$1,171,864,171		$1,099,559,521
Cost of Goods Sold	198,075,383	171,230,430	741,131,269		726,740,962
Gross profit	128,694,295	89,118,692	430,732,902		372,818,559

Engineering, Research & Development	19,840,611	18,561,953	76,495,051		85,003,602
Selling, General & Administrative	13,218,027	11,738,057	49,496,038		48,359,725
Litigation Settlement	—	5,000,000	—		5,000,000
Income from operations	95,635,657	53,818,682	304,741,813		234,455,232
Other Income	8,502,281	4,653,819	23,322,230		15,170,368
Income before Income Taxes	104,137,938	58,472,501	328,064,043		249,625,600
Provision for Income Taxes	34,256,914	18,873,867	105,134,094		81,038,760
Net Income	$69,881,024	$39,598,634	$222,929,949		$168,586,840

Earnings Per Share
Basic	$0.48	$0.28	$1.55		$1.18
Diluted	$0.48	$0.28	$1.55		$1.17
Weighted Average Shares
Basic	144,344,829	142,151,791	143,460,018		143,097,530
Diluted	145,756,809	142,588,023	144,274,171	142,588,023	143,968,031

Cash Dividends Declared per Share	$0.14	$0.13	$0.56		$0.52

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Cash and Short-Term Investments	$309,591,724	$450,481,520
Other Current Assets	291,594,518	294,181,520
Total Current Assets	601,186,242	744,663,040

Plant and Equipment - Net	357,021,225	349,938,172

Goodwill	307,365,845	—
Long-Term Investments	107,005,522	141,834,034
Patents and Other Assets	391,509,600	29,256,089
Total Other Assets	805,880,967	171,090,123

Total Assets	$1,764,088,434	$1,265,691,335

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$119,980,414	$87,957,442
Long-Term Debt	265,625,000	—
Deferred Income Taxes	50,879,337	56,773,337
Shareholders' Investment	1,327,603,683	1,120,960,556
Total Liabilities & Shareholders' Investment	$1,764,088,434	$1,265,691,335